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                                                                    Exhibit 99.1

                                                        News Release
                                                        Contact: Joseph H. Rossi
                                                               President and CEO
                                                                  (860) 875-2500


                 ALLIANCE BANCORP OF NEW ENGLAND, INC. ANNOUNCES
                       MERGER WITH NEW HAVEN SAVINGS BANK

VERNON, Conn. - July 16, 2003: Alliance Bancorp of New England (AMEX: ANE) announced today that it has signed a definitive agreement to merge with New Haven Savings Bank (NHSB). In a separate release dated July 16, 2003, New Haven Savings Bank announced its intention to convert from a mutual savings bank to a stock savings bank and simultaneously merge with Alliance Bancorp of New England, Inc., holding company for Tolland Bank, and Connecticut Bancshares, Inc. (NASDAQ: SBMC), holding company for the Savings Bank of Manchester. The transactions are expected to be completed in the first quarter of 2004.

Under the terms of the merger agreement, Alliance shareholders will be entitled to receive $25.00 per share in the form of stock issued at the conversion price, cash, or a combination thereof, subject to election and allocation procedures that are intended to ensure that, in the aggregate, at least 75% of Alliance's shares will be exchanged for stock of the new holding company and no more than 25% will be exchanged for cash. The purchase price represents 246% of Alliance's book value as of March 31, 2003 and 19.4 times trailing earnings. The Transaction is intended to qualify as a tax-free reorganization for federal income tax purposes. It is expected that the aggregate purchase price of the transaction will be approximately $72 million.

Friedman, Billings, Ramsey & Co., Inc. acted as financial advisor and Nixon Peabody, LLP provided legal counsel to Alliance in connection with this transaction.

The combination of the three banks will make the new organization the 2nd largest savings bank and the fifth largest bank in Connecticut, with $5.3 billion in assets, $3.8 billion in deposits, equity of approximately $460 million before calculating the impact of the stock offering and 73 branches located throughout New Haven, Middlesex, Hartford, Tolland and Windham counties.

"We are very pleased that we will become part of New Haven Savings Bank with its long and rich history of community banking, customer service and innovative products. We are especially pleased that the futures of all three distinguished companies are coming together and we believe that the alliance of all three should increase shareholder value and will be very positive for our customers and employees," said Joseph Rossi, President and CEO of Alliance. "We have been committed to continual improvement of our position in our marketplace and believe this new path will enhance the variety of products and services we can offer our customers. It will also increase our capacity for lending and advance our technology capabilities to a new level," said Rossi.

NHSB has adopted a plan for conversion to convert to a public company simultaneously with the acquisitions. As part of the conversion, NHSB will form a new holding company and conduct a subscription offering of its common stock to eligible depositors and others under applicable law. Remaining shares are expected to be for sale to the community and the general public. The conversion is subject to approval from the FDIC, the Connecticut Banking Commissioner, and NHSB's Corporators. The acquisitions are contingent on the approvals of respective shareholders, FDIC, Federal Reserve Board, and the Connecticut Banking Commissioner.

"We are very excited about expanding our market presence across Connecticut." said Peyton R. Patterson Chairman, President and Chief Executive Officer of the New Haven Savings Bank. "The acquisition of Connecticut Bancshares and Alliance and the ability to finance the transactions through converting to a public company represent a once in a corporate lifetime opportunity. Connecticut Bancshares and Alliance are a great complement to our existing franchise, and are an ideal fit with our culture and core beliefs as a community and service driven bank. We believe that these transactions are in the best interests of our employees, customers and the communities we serve."

Future proxy statements and other relevant documents will be filed with the SEC and made available to shareholders of Alliance for their consideration and vote. At the time of filing, copies of the Proxy Statement and the SEC filings will be available as public information at the SEC's web site, www.sec.gov.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the bank holding company for Tolland Bank, a Connecticut-chartered savings bank with nine offices serving central and eastern Connecticut, and a tenth office under construction in Enfield, Connecticut. Alliance builds community and shareholder value relying on its fundamental strengths of convenience, superior marketing, customer service, knowledge of its communities, and competitive products. (www.alliancebancorp.com and www.tollandbank.com)

Statements in this press release regarding Alliance Bancorp of New England, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see "Forward-Looking Statements" in the Company's most recent Annual Report.